CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.50% Subordinated Notes due 2024	$100,000,000	99.436%	$99,436,000	$11,554.47

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-197730

PROSPECTUS SUPPLEMENT

(to Prospectus dated July 30, 2014)

$100,000,000

4.50% Subordinated Notes due 2024

Offering Price: 99.436%

We are offering $100,000,000 in aggregate principal amount of 4.50% Subordinated Notes due 2024.

Maturity – The subordinated notes will mature on November 15, 2024 and are not redeemable at our option or repayable at the option of the holders at any time before that date.

Interest – The subordinated notes have a fixed annual interest rate of 4.50%, which will be paid every six months on May 15 and November 15.

Ranking – The subordinated notes will be our general unsecured subordinated obligations and will rank equally with all of our other unsecured subordinated obligations from time to time outstanding, provided that the subordinated notes will rank senior to the junior subordinated debentures issued to our capital trust subsidiaries. The subordinated notes will rank junior to all of our existing and future senior indebtedness to the extent and in the manner set forth in the subordinated debt indenture. The subordinated notes will effectively be subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including our deposit liabilities and claims of other creditors of our subsidiary banks.

The subordinated notes will not be listed on any national securities exchange. Currently there is no public market for the subordinated notes.

Investing in the subordinated notes involves a high degree of risk. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement, on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

The subordinated notes are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PUBLIC OFFERING PRICE(1)	UNDERWRITING DISCOUNT	PROCEEDS, BEFORE EXPENSES, TO US
Per note	99.436%	1.375%	98.061%
Total	$99,436,000	$1,375,000	$98,061,000

(1)	Plus accrued interest, if any, from November 17, 2014, to the date of delivery.

The underwriters expect to deliver the subordinated notes on November 17, 2014.

Sole Book-Running Manager

Jefferies

Co-Manager

SANDLER O’NEILL + PARTNERS, L.P.

Prospectus Supplement dated November 12, 2014

Prospectus Supplement

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the subordinated notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of this prospectus supplement.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We have not, and the underwriters have not, authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information.

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts or units, or any combination thereof, in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation of Certain Documents by Reference” on page S-iii of this prospectus supplement and “Where You Can Find More Information” on page 3 of the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the subordinated notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

In this prospectus supplement, references to the “Corporation,” “Fulton Financial,” “we,” “us,” “our” or similar references mean Fulton Financial Corporation and not Fulton Financial Corporation together with any of its subsidiaries, unless the context indicates otherwise.

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Fulton Financial, that file electronically with the SEC. The address of that site is http://www.sec.gov. Fulton Financial’s Internet address is http://www.fult.com. The information on these websites is not a part of this prospectus supplement or the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014; and

•	our Current Reports on Form 8-K filed on March 24, 2014, May 12, 2014, June 17, 2014, July 18, 2014, September 9, 2014, September 22, 2014, September 23, 2014 and October 2, 2014 (except in each case, any information that has been deemed to be “furnished” and not filed, and any exhibits related thereto).

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and the accompanying prospectus until we sell all of the subordinated notes offered by this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act) will be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

Any statement contained in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

S-iii

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

Attention: Corporate Secretary

(717) 291-2411

In addition, these filings are available on our website at www.fult.com. Please note that this website does not form a part of this prospectus supplement or the accompanying prospectus.

S-iv

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement contains or incorporates by reference, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions (some of which are beyond the Corporation’s control and ability to predict), may include projections of the Corporation’s future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results. These statements are not guarantees of future performance and are only predictions based on our current expectations and projections about future events. Among the important factors that could cause the Corporation’s actual financial condition and results of operations, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are the factors disclosed under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 3, 2014, and under “Risk Factors” in Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on May 12, 2014, August 8, 2014 and November 5, 2014, respectively, as such factors may be updated from time to time in our periodic filings with the SEC, as well as the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Forward-looking statements speak only as of the date on which such statements are made. Except as required by law, the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Forward-looking statements include, but are not limited to, statements about:

•	the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand;

•	increases in non-performing assets, which may require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets;

•	the effects of market interest rates, particularly a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income;

•	capital and liquidity strategies, including the Corporation’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), and the Corporation’s ability to generate capital internally or raise capital on favorable terms;

•	investment securities gains and losses, including other-than-temporary declines in the value of securities which may result in charges to earnings;

•	the impact of non-interest income growth, including the impact of potential regulatory changes;

•	the impact of increased regulatory scrutiny of the banking industry;

•	the effects of the increasing time and expense associated with regulatory compliance and risk management;

•	the additional time, expense and investment required to comply with, and the restrictions on potential growth, investment activities and customer activities resulting from, the current and any future enforcement, or similar, orders by federal bank regulatory agencies, including the recent Stipulation and Consent of the Issuance of Consent Orders with the Office of the Comptroller of the Currency and the Cease and Desist Order Issued Upon Consent with the Board of Governors of the Federal Reserve System entered into by the Corporation and certain of its banking subsidiaries;

S-v

•	the Corporation’s ability to manage the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd-Frank Act;

•	the impact of operational risk, i.e. the risk of loss resulting from human error, inadequate or failed internal processes and systems, outsourcing arrangements, compliance and legal risk and external events;

•	the Corporation’s ability to manage the level of non-interest expenses, including salaries and employee benefits expenses, operating risk losses, amortization of intangible assets and goodwill impairment;

•	the Corporation’s ability to keep pace with technological changes and to identify and to address cyber-security risks;

•	the effects of competition on rates of deposit, loan growth and net interest margin; and

•	any damage to the Corporation’s reputation resulting from developments related to any of the items identified above.

S-vi

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in their entirety, including “Risk Factors” beginning on page S-7 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and our financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision about whether to invest in the subordinated notes.

Fulton Financial Corporation

Fulton Financial is a Pennsylvania business corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. As a financial holding company, Fulton Financial engages in general commercial and retail banking and trust business, and also in related financial services, through its bank and non-bank subsidiaries. Fulton Financial’s bank subsidiaries currently operate 266 banking offices in Pennsylvania, Delaware, Maryland, New Jersey and Virginia. As of September 30, 2014, Fulton Financial had, on a consolidated basis, total assets of $17.2 billion, total loans, net of unearned income of $13.0 billion, total deposits of $13.3 billion and total shareholders’ equity of $2.1 billion.

The principal assets of Fulton Financial are its six wholly owned bank subsidiaries:

•	Fulton Bank, N.A., a national banking association;

•	Fulton Bank of New Jersey, a New Jersey state-chartered bank;

•	The Columbia Bank, a Maryland state-chartered bank;

•	Lafayette Ambassador Bank, a Pennsylvania state-chartered bank;

•	FNB Bank, N.A., a national banking association; and

•	Swineford National Bank, a national banking association.

In addition, Fulton Financial wholly owns the following six non-bank subsidiaries, which are consolidated for financial reporting purposes: (i) Fulton Reinsurance Company, LTD, which engages in the business of reinsuring credit life and accident and health insurance directly related to extensions of credit by the banking subsidiaries of the Corporation; (ii) Fulton Financial Realty Company, which holds title to or leases certain properties upon which Corporation branch offices and other facilities are located; (iii) Central Pennsylvania Financial Corp., which owns certain limited partnership interests in partnerships invested primarily in low and moderate income housing projects; (iv) FFC Management, Inc., which owns certain investment securities and other passive investments; (v) FFC Penn Square, Inc., which owns trust preferred securities issued by a subsidiary of Fulton Bank, N.A; and (vi) Fulton Insurance Services Group, Inc., which engages in the sale of various life insurance products. The Corporation also wholly owns four non-bank subsidiaries which are not consolidated for financial reporting purposes and whose sole assets consist of junior subordinated deferrable interest debentures issued by the Corporation.

Our principal executive offices are located at One Penn Square, Lancaster, Pennsylvania 17604, and our telephone number is (717) 291-2411. Our common stock is traded on NASDAQ Global Select Market under the symbol “FULT.” Our website address is www.fult.com. This website address is not intended to be an active link and information on our website is not incorporated in, and should not be construed to be part of, this prospectus supplement.

Recent Developments

Third Quarter Results

On October 21, 2014, Fulton Financial announced its results of operations for the third quarter of 2014 which included net income of $38.6 million, or $0.21 per diluted share, for the third quarter of 2014. Diluted earnings per share for the period remained unchanged from the second quarter of 2014 and the third quarter of 2013. Net interest income for the third quarter of 2014 increased $1.5 million, or 1.1%, from the second quarter of 2014. The net interest margin decreased two basis points to 3.39% in the third quarter of 2014 from 3.41% in the second quarter of 2014. From the second quarter of 2014 to the third quarter of 2014, average yields on interest-earning assets decreased two basis points, while the average cost of interest-bearing liabilities increased two basis points.

Total average assets for the third quarter of 2014 were $17.0 billion, an increase of $170.3 million, or 1.0%, from the second quarter of 2014. Average loans, net of unearned income, increased $127.1 million, or 1.0%, compared to the second quarter of 2014. Average non-interest-bearing and interest-bearing demand and savings deposits for the third quarter of 2014 increased $437.2 million, or 4.6%, compared to the second quarter of 2014. Total average liabilities increased $162.7 million, or 1.1%, from the second quarter of 2014, due mainly to a $434.3 million, or 3.4%, increase in average deposits and a $101.0 million, or 11.3%, increase in FHLB Advances and long-term debt, partially offset by a $380.3 million, or 36.3%, decrease in average short-term borrowings.

Non-performing assets were $157.3 million, or 0.91% of total assets, at September 30, 2014, compared to $162.8 million, or 0.96% of total assets, at June 30, 2014 and $186.5 million, or 1.09% of total assets, at September 30, 2013. The $5.5 million, or 3.4%, decrease in non-performing assets compared to the second quarter of 2014 was primarily due to decreases in non-performing commercial loans, and non-performing consumer and home equity loans.

Annualized net charge-offs for the third quarter ended September 30, 2014 were 0.18% of average total loans, compared to 0.28% for the second quarter of 2014 and 0.45% for the third quarter ended September 30, 2013. The provision for credit losses was $3.5 million for the third quarter of 2014, unchanged from the second quarter of 2014 and a $6.0 million, or 63.2%, decrease from the third quarter of 2013. The allowance for credit losses, as a percentage of non-performing loans, was 132.9% at September 30, 2014, as compared to 129.6% at June 30, 2014 and 126.5% at September 30, 2013.

Non-interest income, excluding investment securities gains, decreased $1.9 million, or 4.4%, compared to the second quarter of 2014. Mortgage banking income decreased $1.7 million, or 29.7%, as amortization of mortgage servicing rights increased and sales volumes decreased in the third quarter. Other service charges and fees decreased $572,000, or 5.4%, including a $456,000 decrease in commercial swap fees. Service charges on deposit accounts increased $249,000, or 2.0%, due to a $264,000 increase in overdraft fees.

Non-interest expense decreased $376,000, or 0.3%, in the third quarter of 2014 compared to the second quarter of 2014. Salaries and employee benefits decreased $1.2 million, or 1.9%, compared to the second quarter of 2014, due primarily to a decrease in self-insured healthcare costs. Marketing expenses decreased $539,000, or 23.1%. Other non-interest expense decreased $1.6 million, or 13.0%, including a reduction in the reserve for debit card reward points. Partially offsetting these decreases in non-interest expense was a $1.4 million, or 19.2%, increase in other outside services largely attributable to continuing risk management and compliance efforts, including the enhancement of the Corporation’s Bank Secrecy Act and anti-money laundering compliance program (the “BSA/AML Compliance Program”). These enhanced risk management and compliance efforts continue the Corporation’s ongoing efforts to improve its BSA/AML Compliance Program and to remediate deficiencies specified in the previously disclosed regulatory enforcement orders received by the

Corporation and four of its banking subsidiaries during the third quarter of 2014. In addition, other real estate owned and repossession expense and operating risk loss increased $555,000 and $526,000, respectively, compared to the second quarter of 2014.

For more information regarding our results of operation for the third quarter of 2014, see our Quarterly Report on Form 10-Q filed with the SEC on November 5, 2014.

Regulatory Proceedings

As previously disclosed in our public filings, we and certain of our banking subsidiaries have entered into agreements with the primary regulators of us and them, as further described below and in our public filings.

In July 2014, three wholly owned banking subsidiaries of the Corporation, Fulton Bank, N.A., Swineford National Bank and FNB Bank, N.A., each entered into a Stipulation and Consent to the Issuance of a Consent Order (“Consent Order”) with the Office of the Comptroller of the Currency relating to identified deficiencies in the BSA/AML Compliance Program, which was designed to comply with the requirements of the Bank Secrecy Act, the USA Patriot Act of 2001 and related anti-money laundering regulations (collectively, the “BSA/AML Requirements”). The Consent Orders require, among other things, that the banking subsidiaries in question review, assess and take actions to strengthen and enhance their BSA/AML Compliance Program.

In September 2014, the Corporation and its wholly owned banking subsidiary, Lafayette Ambassador Bank (“Lafayette”), entered into a Cease and Desist Order Issued upon Consent (“Cease and Desist Order”) with the Board of Governors of the Federal Reserve System (“Board of Governors”). The Cease and Desist Order requires, among other things, that the Corporation and Lafayette strengthen the BSA/AML Compliance Program and imposes requirements similar to those set forth in the Consent Orders. In addition, the Cease and Desist Order requires the Corporation to engage an independent third-party firm to conduct a comprehensive assessment of the BSA/AML Compliance Program, and that Lafayette engage an independent third-party firm to conduct a retrospective review of account and transaction activity from January 1, 2014 to June 30, 2014 associated with high-risk customers to determine whether suspicious activity was properly identified and reported in accordance with the BSA/AML Requirements. Based on the results of this review, the Board of Governors may require a review of transactions for additional time periods.

In addition to requiring strengthening and enhancement of the BSA/AML Compliance Program, the Consent Orders and the Cease and Desist Order impose certain restrictions on expansion activities of the Corporation and its subsidiary banks. Any failure to comply with the requirements of any of these enforcement actions involving the Corporation or its subsidiary banks could result in further enforcement actions, the imposition of material restrictions on the activities of the Corporation or its subsidiary banks, or the assessment of fines or penalties.

Further, because the Consent Orders and the Cease and Desist Order relate to the BSA/AML Compliance Program, which is operated jointly for all of the Corporation’s subsidiary banks, management anticipates that one or both of the Corporation’s other subsidiary banks will also become subject to an enforcement action related to the BSA/AML Requirements, and the provisions of any such enforcement action may differ from those of the Consent Orders and the Cease and Desist Order.

Additional expenses and investments have been and will be required as the Corporation further expands its hiring of personnel and use of outside professionals, such as consulting and legal services, and possibly for capital investments in operating systems to strengthen and support the BSA/AML Compliance Program, as well as the Corporation’s broader compliance and risk management infrastructures. The expense and capital investment associated with all of these efforts, including in connection with the Consent Orders, the Cease and Desist Order and any further enforcement action or actions involving the Corporation’s other subsidiary banks, could have a material adverse effect on the Corporation’s results of operations in future periods.

Other

On November 5, 2014, we announced that our board of directors authorized the payment of a special cash dividend of $0.02 per share on our common stock, payable on December 15, 2014 to holders of record on December 1, 2014. On November 11, 2014, our board of directors authorized the repurchase of outstanding shares of our common stock having an aggregate purchase price of up to $100 million under an accelerated share repurchase agreement that we anticipate entering into in connection with this offering (the “Share Repurchase”). The Share Repurchase is part of our capital optimization plan. We expect to use the net proceeds from this offering to fund the Share Repurchase. See “Use of Proceeds.”

THE OFFERING

Issuer	Fulton Financial Corporation

Securities Offered	$100,000,000 aggregate principal amount of 4.50% Subordinated Notes due 2024.

Denominations	$1,000 and integral multiples of $1,000 in excess thereof.

Issue Date	November 17, 2014.

Interest	Interest on the subordinated notes will be payable semiannually in arrears at an annual rate of 4.50% on May 15 and November 15 of each year, beginning May 15, 2015. The record dates will be the 15th calendar day (whether or not a business day) immediately preceding the relevant interest payment date. The amount of each interest payment with respect to the subordinated notes will include amounts accrued to, but excluding, the date the interest is due.

Ranking

The subordinated notes will be our general unsecured subordinated obligations and will:

•    rank junior to all of our existing and future senior indebtedness;

•    rank equal in right of payment to all of our existing and future unsecured subordinated indebtedness;

•    rank senior to our obligations relating to the junior subordinated debt securities issued to our capital trust subsidiaries; and

•    be effectively subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our subsidiary banks.

The subordinated notes are not savings accounts or deposits and they are not insured by the United States, the FDIC or any other agency of fund of the United States.

As of September 30, 2014, we had $15.0 billion in senior indebtedness outstanding on a consolidated basis, including deposits of $13.3 billion and other obligations of our subsidiaries that rank effectively senior to the subordinated notes.

Maturity Date	The subordinated notes will mature on November 15, 2024.

Listing	Currently, there is no public market for the subordinated notes. We do not intend to apply for listing of the subordinated notes on any securities exchange or automated dealer quotation system.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $97.1 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund the repurchase of outstanding shares of our common stock having an aggregate purchase price of up to $100 million under an accelerated share repurchase agreement that we anticipate entering into in connection with this offering, which we refer to as the Share Repurchase. The Share Repurchase is part of our capital optimization plan. For a description of the Share Repurchase, see “Use of Proceeds.”

Tax Considerations	You should carefully review the section “Material Federal Income Tax Consequences” in this prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor.

ERISA Considerations	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, you should read “ERISA Considerations.”

Global Note; Book-Entry System	The subordinated notes will be issued only in fully registered form without interest coupons and in minimum denominations of $1,000. The subordinated notes will be evidenced by a global note deposited with the trustee for the subordinated notes, as custodian for DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interest can only be made through, records maintained by DTC and its participants. See “Description of Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the subordinated notes.

RISK FACTORS

An investment in the subordinated notes involves certain risks. You should carefully consider the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. In particular, you should carefully consider, among other things, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The price of the subordinated notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Risk Factors Related to the Subordinated Notes

If we are in default on our obligations to pay our Senior Indebtedness, we will not be able to make payments on the subordinated notes.

Our obligations under the subordinated notes will be unsecured and will rank junior to the following, unless, by their terms, the obligation ranks equal with, or junior to, the subordinated notes:

•	any of our indebtedness for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	any of our capital lease obligations;

•	any of our obligations issued or assumed as the deferred purchase price of property, our conditional sale obligations and our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

•	any of our obligations arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptance, security purchase facilities and similar credit transactions;

•	any of our obligations associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	any of the above listed types of obligations of other persons for the payment for which we are responsible or liable, directly or indirectly, as obligor, guarantor or otherwise;

•	any of the above listed types of obligations of other persons secured by any lien on any of our property or assets whether or not we assume that obligation; and

•	any deferrals, renewals or extensions of any of the above listed obligations.

If we default on payments under any of these obligations that are senior to the subordinated notes, or if any of these senior obligations are accelerated or any judicial proceeding with respect to a default is pending, we will not be able to make payments on the subordinated notes, unless we cure the default. If we liquidate, go bankrupt or dissolve, we would be able to pay under the subordinated notes only after we have paid in full all of our liabilities that are senior to the subordinated notes. At September 30, 2014, we had outstanding $171.1 million in debt and other obligations (holding company only) that ranked senior to the subordinated notes. The

Subordinated Indenture (as defined below) does not limit the amount of Senior Indebtedness that we may incur. For more information on the subordination of payments under the subordinated notes, see “Description of Subordinated Notes — Subordination.”

In addition, under the terms of our 5.35% subordinated notes due April 1, 2015 and our 5.75% subordinated notes due May 1, 2017, which rank pari passu to the subordinated notes offered hereby, if we default on a payment under the 5.35% subordinated notes or the 5.75% subordinated notes or we breach our covenants under the related subordinated debt indenture that results in a default or event of default under such subordinated debt indenture, we will not be able to make payments on those subordinated notes or the subordinated notes offered hereby (or any other series of subordinated notes to be issued under the Subordinated Indenture) unless we either cure the default or event of default or, if such default is a payment default, make payments on such subordinated notes, these subordinated notes and such future series of subordinated notes on a pro rata basis.

The subordinated notes will be structurally subordinated to all indebtedness of our subsidiaries and creditors of our subsidiaries will have priority as to our subsidiaries’ assets.

The subordinated notes are not obligations of, or guaranteed by, any of our subsidiaries. As a result, our right and the rights of our creditors, including holders of the subordinated notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary. In the event of any such distribution of assets of our bank subsidiaries, the claims of depositors and other general or subordinated creditors of such subsidiary would be entitled to priority over the claims of ours or holders of the subordinated notes. Accordingly, the subordinated notes will effectively be subordinated to all of the existing and future liabilities and obligations of our subsidiaries. Claims on our subsidiary banks by creditors other than us include those by holders of our long-term debt and there are substantial obligations with respect to deposit liabilities and federal funds purchased, other short-term borrowings and various other financial obligations. As of September 30, 2014, our subsidiaries had outstanding $14.8 billion in financial obligations that would effectively rank senior to the subordinated notes in case of liquidation or reorganization, such as deposit liabilities.

We are a holding company, and banking laws and regulations could limit our access to funds from our subsidiary banks with the result that we may not have access to sufficient cash to make payments on the subordinated notes.

As a holding company, our principal source of funds to service our debt, including the subordinated notes, is dividends from our subsidiaries. For the nine months ended September 30, 2014, our interest expense on our debt obligations was $16.4 million (holding company only), and operating expenses were $5.4 million (holding company only).

Federal and state banking regulations limit dividends from our bank subsidiaries to us. Dividend limitations vary, depending on the subsidiary bank’s charter and whether or not it is a member of the Federal Reserve System. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. Additionally, limits exist on banks paying dividends in excess of net income for specified periods. The total amount available for payment of dividends by our subsidiary banks was approximately $304 million at December 31, 2013, based on our subsidiary banks maintaining enough capital to be considered well capitalized. During the nine months ended September 30, 2014, our bank subsidiaries paid dividends of $103.0 million to us. In addition, federal bank regulatory agencies have the authority to prohibit our subsidiary banks from engaging in unsafe or unsound practices in conducting their business. The payment of dividends or other transfers of funds to us, depending on the financial condition of the bank, could be deemed an unsafe or unsound practice.

Dividend payments from any of our subsidiary banks would also be prohibited under the “prompt corrective action” regulations of federal bank regulators if such subsidiary bank is, or after payment of such dividends would be, undercapitalized under such regulations. In addition, our subsidiary banks are subject to restrictions under federal law that limit their ability to transfer funds or other items of value to us and our non-bank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value. Unless an exemption applies, these transactions by each of our subsidiary banks with us are limited to 10% of such subsidiary bank’s capital stock and surplus and, with respect to all such transactions with affiliates in the aggregate, to 20% of such subsidiary bank’s capital stock and surplus. As of December 31, 2013, a maximum of approximately $156 million was available to us from our bank subsidiaries pursuant to the limitations. Moreover, loans and extensions of credit by our bank subsidiaries to their affiliates, including us, generally are required to be secured in specified amounts. A bank’s transactions with its nonbank affiliates also are required generally to be on arm’s length terms.

Accordingly, we can provide no assurance that we will receive dividends or other distributions from our bank subsidiaries and our other subsidiaries in an amount sufficient to pay interest on or principal of the subordinated notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the subordinated notes.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we may be able to borrow substantial additional unsecured indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the subordinated notes, including:

•	limiting our ability to satisfy our obligations with respect to the subordinated notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including the subordinated notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay interest on and principal of our indebtedness, including the subordinated notes, or to fund our other liquidity needs.

The subordinated notes will be subject to limited rights of acceleration.

Payment of principal of the subordinated notes may be accelerated only in the case of an event of default under the Subordinated Indenture, which is limited to certain liquidation, insolvency or receivership events with respect to us. Thus, you will have no right to accelerate the payment of principal of the subordinated notes if we fail to pay interest on the subordinated notes or if we fail in the performance of any of our other obligations under the subordinated notes or any of our other obligations.

The limited covenants relating to the subordinated notes do not protect you.

The covenants in the Subordinated Indenture governing the subordinated notes are limited. In addition, the subordinated notes and the Subordinated Indenture do not limit our or our subsidiaries’ ability to issue additional subordinated notes or to incur additional debt, including Senior Indebtedness. As a result, the terms of the Subordinated Indenture do not protect you in the event of an adverse change in our financial condition or results of operations, and you should not consider the terms of the Subordinated Indenture to be a significant factor in evaluating whether we will be able to comply with our obligations under the subordinated notes.

There may be no active market for the subordinated notes.

The subordinated notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the subordinated notes on any national securities exchange or for quotation of the subordinated notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the subordinated notes. However, they are under no obligation to do so and may discontinue any market making activities at any time without any notice. A liquid or active trading market for the subordinated notes may not develop. If an active trading market for the subordinated notes does not develop, the market price and liquidity of the subordinated notes may be adversely affected. If the subordinated notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

A downgrade in our credit ratings or the ratings of our bank subsidiaries could have a material adverse impact on us.

Rating agencies continuously evaluate us and our subsidiaries, and their ratings of our and our subsidiaries’ long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our and our subsidiaries’ control, such as conditions affecting the financial services industry generally. In addition, ratings agencies have themselves been subject to scrutiny arising from the financial crisis and there is no assurance that rating agencies will not make or be required to make substantial changes to their ratings policies and practices or that such changes would not affect ratings of our securities or of securities in which we have an economic interest. In light of this, there can be no assurance that we or our subsidiaries will maintain current credit ratings.

Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our or our subsidiaries’ credit ratings could also increase our borrowing costs and limit its access to the capital markets. Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact, could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Accordingly, ratings downgrades for other financial institutions could affect the market price of our stock and could limit access to or increase our cost of capital.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $97.1 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund the repurchase of outstanding shares of our common stock having an aggregate purchase price of up to $100 million under an accelerated share repurchase agreement that we anticipate entering into in connection with this offering, which we refer to as the Share Repurchase. The Share Repurchase is part of our capital optimization plan. Under the terms of such repurchase agreement, we will appoint Goldman, Sachs & Co. to purchase shares of our common stock with an aggregate purchase price of up to $100 million on our behalf over a specified time period, with a substantial majority expected to be delivered under the repurchase agreement on November 18, 2014, with any remaining shares to be delivered at the final settlement, which is expected to occur no later than April 17, 2015 and may occur earlier at the option of Goldman, Sachs & Co. The total number of shares that we will repurchase and the total consideration we will pay ultimately would be determined based on the volume-weighted daily average price of our common stock during the term of the accelerated share repurchase agreement.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2014 (i) on an actual basis and (ii) on an as adjusted basis to give effect to (a) the sale of $100 million aggregate principal amount of subordinated notes offered hereby and (b) the application of the net proceeds of this offering, together with cash on hand, to fund the Share Repurchase assuming the repurchase of 8.8 million shares of our common stock for an aggregate purchase price of $100 million, or $11.36 per share (the weighted average closing price per share of our common stock over the period from October 10, 2014 to November 10, 2014). The total number of shares of our common stock that we will purchase and the total consideration that we will pay under the Share Repurchase ultimately will be determined upon final settlement, based on the volume-weighted daily average price of our common stock during the term of the accelerated share repurchase agreement. See “Use of Proceeds” on page S-11. You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and accompanying prospectus.

	As of September 30, 2014 (in thousands)
	Actual	As Adjusted
	(unaudited)	(unaudited)
Cash and due from banks	$220,946	$218,084
Prepaid debt issuance costs	—	2,298

Short-term borrowings:
Federal funds purchased	6,606	6,606
Other short-term borrowings	558,346	558,346

Total short-term borrowings	564,952	564,952
Long-term borrowings:
FHLB advances	648,477	$648,477
Subordinated notes	200,000	299,436
Junior subordinated deferrable interest debentures	171,136	171,136
Other long-term debt	(1,324)	(1,324)

Total long-term debt	1,018,289	1,117,725
Shareholders’ equity:
Common stock, $2.50 par value; 600 million shares authorized; 218.1 million (actual and as adjusted) shares issued as of September 30, 2014	545,207	545,207
Additional paid-in capital	1,438,343	1,438,343
Retained earnings	538,749	538,749
Accumulated other comprehensive (loss) income	(11,948)	(11,948)
Treasury stock (32.9 million shares (actual) and 41.7 million (as adjusted) as of September 30, 2014) at cost	(432,345)	(532,345)

Total shareholders’ equity	2,078,006	1,978,006

Total long-term debt and Shareholders’ equity	$3,096,295	$3,095,731

CONSOLIDATED CAPITAL RATIOS

The following table sets forth our consolidated regulatory capital ratios at September 30, 2014 (i) on an actual basis and (ii) on an as adjusted basis to give effect to (a) the sale of the $100 million aggregate principal amount of subordinated notes offered hereby and (b) the application of the net proceeds of this offering to fund the Share Repurchase, assuming the repurchase of 8.8 million shares of our common stock for an aggregate purchase price of $100 million, or $11.36 per share (the weighted average closing price per share of our common stock over the period from October 10, 2014 to November 10, 2014). The total number of shares of our common stock that we will purchase and the total consideration that we will pay under the Share Repurchase ultimately will be determined upon final settlement, based on the volume-weighted daily average price of our common stock during the repurchase program. See “Use of Proceeds” on page S-11.

	As of September 30, 2014
	Actual	As Adjusted
	(unaudited)	(unaudited)
Tier 1 leverage ratio	10.55%	9.94%
Tier 1 risk-based capital ratio	12.95%	12.20%
Total risk-based capital ratio	14.54%	14.54%

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth certain information concerning our consolidated ratio of earnings to fixed charges for the periods shown.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges:
Excluding interest on deposits	5.15	5.04	5.08	5.11	4.46	3.45	1.98
Including interest on deposits	3.50	3.33	3.39	2.98	2.40	1.90	1.33

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by dividing earnings by the aggregate of fixed charges. For purposes of computing these ratios, earnings consist of net income before extraordinary items plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense on borrowings and securities sold under repurchase agreements.

DESCRIPTION OF SUBORDINATED NOTES

The following summary of the subordinated notes does not purport to be complete and is qualified in its entirety to the Subordinated Indenture, including the definitions therein of certain terms. Unless otherwise specified, capitalized terms used in this summary have the meanings specified in the Subordinated Indenture (as defined below). For purposes of this “Description of Subordinated Notes,” references to the “Corporation,” “Fulton Financial,” “we,” and “us” include only Fulton Financial Corporation and not its consolidated subsidiaries.

General

The subordinated notes are a series of our subordinated debt securities and will be issued under a subordinated debt indenture, to be dated as of November 17, 2014, as amended and supplemented by a supplemental indenture, to be dated as of November 17, 2014, between Fulton Financial and Wilmington Trust, National Association, as trustee, which together we refer to in this summary as the “Subordinated Indenture.”

The subordinated notes will be our general unsecured subordinated obligations and will rank equally with all of our other unsecured subordinated obligations from time to time outstanding. The subordinated notes will rank junior to all of our existing and future Senior Indebtedness to the extent and in the manner set forth in the Subordinated Indenture. In addition, the subordinated notes will effectively be subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our subsidiary banks. See “— Subordination.”

The subordinated notes will mature on November 15, 2024. The subordinated notes will not be redeemable at the option of Fulton Financial or repayable at the option of the holders at any time before that date. There is no sinking fund for the subordinated notes. We intend for any subordinated notes offered to qualify (subject to applicable limitations) as Tier 2 capital under the interpretations of the Board of Governors of the Federal Reserve System.

Further Issues

The subordinated notes will initially be limited to $100,000,000 aggregate principal amount. However, the Subordinated Indenture does not limit the amount of subordinated notes that we may issue from time to time in one or more series. The Subordinated Indenture allows us to “reopen” this series of subordinated notes and issue additional notes of the same series with the same terms as the subordinated notes being offered hereby (except for the issue date and public offering price) without your consent and without notifying you, including prior to the settlement of the subordinated notes sold pursuant to this prospectus supplement, provided that the reopened notes are fungible with the subordinated notes being offered hereby for United States federal income tax purposes.

Interest

The subordinated notes will bear interest at a rate per annum equal to 4.50%. We will pay interest semi-annually in arrears on May 15 and November 15 of each year beginning on May 15, 2015. Each such date is referred to as an interest payment date. Interest on the subordinated notes will be payable to holders of record of subordinated notes as they appear on our books on the applicable record date, which will be the 15th calendar day immediately preceding the respective interest payment date. Interest payable on the subordinated notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any date on which interest would otherwise be payable is not a business day, then the interest payment date will be the next succeeding business day and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. “Business day” means (i) each Monday, Tuesday,

Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close or (ii) a day on which the Corporate Trust Office of Wilmington Trust, National Association, is not closed for business.

Ranking

The subordinated notes will be our general unsecured subordinated obligations and will:

•	be subordinated in right of payment to the payment of any of our existing and future Senior Indebtedness;

•	be equal in right of payment with any of our existing and future unsecured subordinated indebtedness;

•	rank senior to our obligations relating to the junior subordinated debt securities issued to our capital trust subsidiaries; and

•	be effectively subordinated to any existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our subsidiary banks.

Subordination

The subordinated notes will be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of the subordinated notes will be entitled to receive any amounts under the subordinated notes. These circumstances include when we make a payment or distribute assets to creditors upon our liquidation, dissolution, winding up or reorganization.

These subordination provisions mean that if we are insolvent, a direct holder of a specific amount of our Senior Indebtedness may ultimately receive more of our assets than a direct holder of the same amount of subordinated notes, and our creditor that is owed a specific amount may ultimately receive more of our assets than a direct holder of the same amount of subordinated notes. The Subordinated Indenture does not limit our ability to incur Senior Indebtedness or general obligations, including indebtedness ranking equally with the subordinated notes or secured debt.

Holders of the subordinated notes may not accelerate the maturity of the subordinated notes, except upon an event of default. See “—Events of Default” below.

The Subordinated Indenture provides that, unless all principal of and any premium or interest on Senior Indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated notes in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets;

•	in the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or, in the event any judicial proceeding shall be pending with respect to any such default; or

•	in the event that any subordinated notes have been declared due and payable before their stated maturity.

If the trustee or any holders of subordinated notes receive any payment or distribution that is prohibited under the subordination provisions, and if this fact is made known to the trustee or holders at or prior to the time of such payment or distribution, then the trustee or the holders will have to pay over that money to us.

Further, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets, any creditors in respect of general obligations (as defined below) will be entitled to receive payment in full of all amounts due or to become due on or in respect of such general obligations, before any amount is made available for payment or distribution to the holders of the subordinated notes.

Even if the subordination provisions prevent us from making any payment when due on the subordinated notes, we will be in default on our obligations under the subordinated notes if we do not make the payment when due. This means that the trustee and the holders of subordinated notes can take action against us, but they will not receive any money until the claims of the holders of Senior Indebtedness have been fully satisfied.

The Subordinated Indenture allows the holders of Senior Indebtedness to obtain a court order requiring us and any holder of subordinated notes to comply with the subordination provisions.

The Subordinated Indenture defines Senior Indebtedness as:

•	the principal of (and premium, if any) and interest in respect of our indebtedness for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	our capital lease obligations;

•	our obligations issued or assumed as the deferred purchase price of property, our conditional sale obligations and our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

•	our obligations arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptance, security purchase facilities and similar credit transactions;

•	our obligations associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	any of the above listed obligations of other persons the payment of which we are responsible or liable for, either directly or indirectly, as obligor, guarantor or otherwise;

•	any of the above listed obligations of other persons secured by any lien on any of our property or assets whether or not we assume that obligation; and

•	any deferrals, renewals or extensions of any of the above listed obligations.

However, Senior Indebtedness does not include:

•	the subordinated notes;

•	trade accounts payable arising in the ordinary course of business; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated notes, including: (A) the $100 million aggregate principal amount of our 5.75% subordinated notes due May 1, 2017; (B) the $100 million aggregate principal amount of our 5.35% subordinated notes due April 1, 2015; and (C) any indebtedness issued to any statutory trust created by us for the purpose of issuing trust securities in connection with such issuance of indebtedness, which shall in all cases be junior to the subordinated notes.

As of September 30, 2014, the Corporation had $171.1 million of Senior Indebtedness outstanding. The subordinated notes and the Subordinated Indenture do not contain any limitation on the amount of Senior Indebtedness that we may hereafter incur.

We are a financial holding company and substantially all of our assets are held by our direct and indirect subsidiaries. We rely on dividends and other payments or distributions from our subsidiaries to pay the interest on our debt obligations (such as the subordinated notes), which interest expense was $5.4 million in the third quarter of 2014, and on our non-consolidated operating expenses, which were $2.6 million in the third quarter of 2014. Federal and state bank regulations impose certain restrictions on the ability of our bank subsidiaries to pay dividends directly or indirectly to us, to make any extensions of credit to us or certain of our affiliates and from investing in our stock or securities. These regulations also prevent us from borrowing from our bank subsidiaries unless the loans are secured by collateral. Accordingly, we may not have access to sufficient cash to make payments on the subordinated notes. See “Risk Factors.”

Because we are a holding company, our right and the rights of our creditors, including holders of the subordinated notes, to participate in any distribution of assets of any of our subsidiaries upon their liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary (except to the extent that we are a creditor with a recognized claim). In the event of any such distribution of assets of our bank subsidiaries due in part to their status as insured depository institutions, the claims of depositors and other general or subordinated creditors of such bank subsidiaries would be entitled to priority over claims of shareholders of such bank subsidiary, including us as its parent holding company and any creditor of ours, such as holders of the subordinated notes. As of September 30, 2014, our subsidiaries had $14.8 billion in long-term debt and other obligations that ranked effectively senior to the subordinated notes.

Events of Default

The only “events of default” with respect to the subordinated notes under the Subordinated Indenture are certain events related to our bankruptcy or insolvency, whether voluntary or involuntary, or certain events related to the insolvency of Fulton Bank, National Association, which represents fifty percent or more of our consolidated assets. If an event of default with respect to the subordinated notes occurs and is continuing, the principal amount of all of the subordinated notes shall become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder of the subordinated notes. If an event of default with respect to subordinated notes occurs and is continuing, the trustee may enforce its rights and the rights of the holders of the subordinated notes by any judicial proceedings that the trustee deems to be most effectual to do so.

The maturity of the subordinated notes may only be accelerated upon the occurrence of an event of default described above. There is no right of acceleration of the payment of principal of the subordinated notes upon a “default” in the payment of principal of or interest on the subordinated notes or in the performance of any of our covenants or agreements contained in the subordinated notes, in the Subordinated Indenture or any of our other obligations or liabilities. For purposes of the subordinated notes, “default” means (i) a default in the payment of principal of the subordinated notes when due, whether at maturity, by acceleration of maturity or otherwise; and (ii) a default in the payment of interest on the subordinated notes when due, which continues for 30 days. If a default in the payment of principal of or interest on the subordinated notes occurs and is continuing under the Subordinated Indenture, the trustee and holders of subordinated notes will have a right to institute suit directly against us for the collection of such overdue payment. Other than upon a default in the payment of principal of or interest on the subordinated notes, the holders of the subordinated notes will have limited rights to institute proceedings to enforce the terms of the Subordinated Indenture.

Modification

From time to time, we, together with the trustee, may, without the consent of the holders of subordinated notes, amend the Subordinated Indenture for one or more of the following purposes:

•	to provide for the assumption by a successor corporation of our obligations under the Subordinated Indenture;

•	to add to our covenants and the default provisions for the benefit of the holders of subordinated notes;

•	to permit or facilitate the issuance of subordinated notes in bearer form or in uncertificated form;

•	to cure ambiguities, defects or inconsistencies, so long as the amendment does not materially adversely affect the interests of the holders of subordinated notes;

•	to appoint a successor trustee with respect to the subordinated notes;

•	to establish the form or terms of a series of subordinated notes; or

•	to make any other change to the Subordinated Indenture that neither applies to any subordinated note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modifies the rights of any subordinated note holder with respect to such provision.

The Subordinated Indenture permits us and the trustee, with the consent of the holders of a sixty-six and two-thirds percent in aggregate principal amount of each series of subordinated notes affected thereby, to modify the Subordinated Indenture in a manner affecting the rights of the holders of the subordinated notes of such series; provided, that no modification may, without the consent of the holders of each outstanding note affected:

•	change the maturity of the principal of any subordinated note or the timing of an interest payment on a subordinated note;

•	reduce the principal amount or the rate of interest of any subordinated note;

•	reduce the amount of the principal of any subordinated note which would be due and payable upon a declaration of acceleration;

•	change any the place of payment where, or the coin or currency in which, any subordinated note principal or interest is payable;

•	impair the right to institute suit for the enforcement of any such due and payable obligation;

•	modify the provisions of the Subordinated Indenture with respect to the subordination of the subordinated notes in a manner adverse to the subordinated note holders;

•	reduce the percentage of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver provided for in the Subordinated Indenture; or

•	reduce the percentage of the principal amount of the subordinated notes, the holders of which are required to consent to any such modification.

Consolidation, Merger, Sale of Assets and Other Transactions

We will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to any person, unless:

•	if we are the surviving person or if we consolidate with or merge into another person or sell, convey, transfer or lease substantially all of our properties and assets to any person, the successor is organized under the laws of the United States of America or any State or the District of Columbia, and the successor, if not Fulton Financial, expressly assumes our obligations relating to the subordinated notes and the Subordinated Indenture;

•	immediately after giving effect to the transaction, no “event of default,” and no event which, after notice or lapse of time or both, would become an “event of default” shall have occurred and be continuing; and

•	certain other conditions described in the Subordinated Indenture are met.

The general provisions of the Subordinated Indenture do not limit the rights of Fulton Financial to enter into transactions, such as a highly-leveraged transaction, that may adversely affect the holders of the subordinated notes.

Satisfaction And Discharge

The Subordinated Indenture provides that when, among other things, all subordinated notes not previously delivered to the trustee for cancellation:

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, and we deposit or cause to be deposited with the trustee, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated notes not previously delivered to the trustee for cancellation, for the principal, and interest to November 15, 2024, then, upon our request, the Subordinated Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Subordinated Indenture with respect to the subordinated notes. However, we will continue to be obligated to pay all other sums due under the Subordinated Indenture and to provide the officers’ certificates and opinions of counsel described in the Subordinated Indenture.

Defeasance

We may at any time terminate all of our obligations under the subordinated notes, except for certain obligations, including those respecting the defeasance trust. Our obligations will be deemed to have been discharged on the 91st day after the following applicable conditions have been satisfied:

•	we have irrevocably deposited in trust with the trustee or the defeasance agent, if any, money or U.S. government obligations for the payment of principal and interest on the subordinated notes to maturity;

•	if the subordinated notes are then listed on any securities exchange, we have delivered to the trustee or defeasance agent an officer’s certificate to the effect that our defeasance will not cause the subordinated notes to be delisted from such exchange;

•	such defeasance will not result in a breach or violation or, or constitute a default under, any other agreement or instrument to which we are a party;

•	we have delivered to the trustee and the defeasance agent, if any, an opinion of counsel to the effect that holders of the subordinated notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•	no event or condition exists that would prevent us from making payments of the principal of or interest on the subordinated notes on the date we deposit funds or any time during the 90 days thereafter; and

•	certain other conditions set forth in the Subordinated Indenture.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The subordinated notes will be issued only in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000.

The subordinated notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for subordinated notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•	DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

•	an event of default with respect to the subordinated notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such subordinated notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get subordinated notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the subordinated notes at the corporate trust office of the trustee for the series of subordinated notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the subordinated notes, but Fulton Financial may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the subordinated notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in subordinated notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the subordinated notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the subordinated notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

The Trustee

The trustee for the holders of subordinated notes issued under the Subordinated Indenture will be Wilmington Trust, National Association. If an event of default with respect to the subordinated notes occurs, and is not cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers. Subject to the provisions of the Subordinated Indenture, the trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request of any holders of the subordinated notes, unless they have offered to the trustee security or indemnity reasonably satisfactory to the trustee.

Wilmington Trust, National Association, in the future, may be the trustee under other indentures pursuant to which we issue debt. Pursuant to the Trust Indenture Act of 1939, if a default occurs with respect to the securities of any series, the trustee will be required to eliminate any conflicting interest as defined in the Trust Indenture Act or resign as trustee with respect to the securities of that series within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

Payment And Paying Agents

We will pay principal and interest on your subordinated notes at the office of the trustee in Wilmington, Delaware or in The City of New York, or at the office of any paying agent that we may designate.

We will pay any interest on the subordinated notes to the registered owner of the subordinated notes at the close of business on the record date for the interest, except in the case of defaulted interest. Interest payable at maturity of the subordinated notes will be paid to the registered holder to whom principal is payable. We may at any time designate additional paying agents or rescind the designation of any paying agent.

Any moneys deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of and interest on any subordinated note that remains unclaimed for two years after the principal or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Governing Law

The Subordinated Indenture and the subordinated notes will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of the ownership and disposition of the subordinated notes we are offering. It applies to you only if you acquire subordinated notes in this offering of subordinated notes and you hold your subordinated notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns subordinated notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns subordinated notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells subordinated notes as part of a wash sale for tax purposes, or

•	a “United States holder” (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the subordinated notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the subordinated notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the subordinated notes.

Please consult your own tax advisor concerning the consequences of the ownership and disposition of these subordinated notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a subordinated note and you are, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation organized in or under the laws of the United States or any State or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest. You will be taxed on interest on your subordinated note as ordinary income in the taxable year in which you receive the interest or in the taxable year in which the interest accrues, depending on your method of accounting for tax purposes.

Sale or Other Disposition and Retirement of the Subordinated Notes. Your tax basis in your subordinated note generally will be its cost. You will generally recognize capital gain or loss on the sale or other disposition or retirement of your subordinated note equal to the difference between the amount you realize on the sale or other disposition or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your subordinated note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax. A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of subordinated notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the subordinated notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a subordinated note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a subordinated note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussions of FATCA withholding and backup withholding below, if you are a United States alien holder of a subordinated note:

•	we and other U.S. payors, as the case may be, generally would not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

•	you are not a “controlled foreign corporation”, as defined under the Internal Revenue Code, that is related to the Company through stock ownership (actually or constructively),

•	you are not engaged in the conduct of a trade or business in the United States and interest on the subordinated notes is not effectively connected with such conduct of a trade or business (if you are engaged in the conduct of a trade or business in the United States and interest on the notes is effectively connected with such trade or business then, generally, you will be subject to United States federal income tax on such interest on a net income basis generally in the same manner as if you were a United States holder), and

•	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

•	you have furnished to the U.S. payor an IRS Form W-8BEN or W-8BEN-E (or successor firm) or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

•	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

•	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the subordinated notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

•	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•	certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

•	to which is attached a copy of the IRS Form W-8BEN or W-8BEN-E or acceptable substitute form, or

•	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the subordinated notes in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax would be made from any gain that you realize on the sale or exchange of your subordinated note.

Any gain realized by you upon a sale or other disposition of notes generally will not be subject to United States federal income tax, unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by you in the United States), in which case you will be subject to United States federal income tax generally in the same manner as if you were a United States holder, or

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met.

Further, a subordinated note held by an individual who at death is not a citizen or resident of the United States would not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death and

•	the income on the subordinated note would not have been effectively connected with a United States trade or business of the decedent at the same time.

FATCA Withholding

A 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source interest and the gross proceeds from the sale or other disposition of notes that can produce U.S.-source interest. Payments of interest that you receive in respect of the subordinated notes could be affected by this withholding if you are subject to the FATCA information reporting requirements provided by the Internal Revenue Code, Treasury regulations promulgated thereunder, official guidance or any applicable intergovernmental agreement with respect thereto, and fail to comply with them or if you hold subordinated notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of subordinated notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2017. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally would apply to payments of principal and interest on a subordinated note and the payment of proceeds to you from the sale of a subordinated note before maturity within the United States. Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, we and other payors are required to report payments of interest on your subordinated notes on IRS Form 1042-S. Payments of principal or interest made by us and other payors to you would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under “United States Alien Holders” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of subordinated notes effected at a United States office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person.

In general, payment of the proceeds from the sale of a subordinated note effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), referred to as a “Plan,” should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the subordinated notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Internal Revenue Code.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Internal Revenue Code, also referred to as “Plans,” from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Internal Revenue Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Internal Revenue Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition and holding of the subordinated notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or any paying agent or any of our or its respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the subordinated notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the subordinated notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Internal Revenue Code (the “service provider exemption”) may provide an exemption for the purchase and sale of the subordinated notes, provided that (i) the issuer of the subordinated notes is not a party in interest or disqualified person with respect to an investing Plan other than by reason of providing services to the Plan or a relationship to a service provider, (ii) neither the issuer of the subordinated notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the subordinated notes or any interest therein will be deemed to have represented by its purchase and holding of the subordinated notes or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing or holding the subordinated notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the subordinated notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the subordinated notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the subordinated notes have exclusive responsibility for ensuring that their purchase and holding of the subordinated notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Internal Revenue Code or any similar provisions of Similar Laws. The sale of any subordinated notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and Jefferies LLC, as the representative of the underwriters named below and the sole book-running manager of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of subordinated notes shown opposite its name below:

Underwriter	Principal Amount of Subordinated Notes
Jefferies LLC	$85,000,000
Sandler O’Neill & Partners, L.P.	15,000,000

Total	$100,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the subordinated notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The subordinated notes will constitute a new class of securities with no established trading market. The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the subordinated notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the subordinated notes, that you will be able to sell any of the subordinated notes held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the subordinated notes subject to their acceptance of the subordinated notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the subordinated notes to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of 0.30% per subordinated note. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of 0.25% per subordinated note to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the subordinated notes).

	Per Subordinated Note	Total

Public offering price(l)	99.436%	$99,436,000
Underwriting discounts and commissions paid by us	1.375%	$1,375,000

Proceeds to us, before expenses	98.061%	$98,061,000

(1)	Plus accrued interest from November 17, 2014

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $923,000.

No Listing

The subordinated notes will not be listed on any securities exchange or included in any quotation system.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the subordinated notes at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

A stabilizing bid is a bid for the purchase of subordinated notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the subordinated notes. A syndicate covering transaction is the bid for or the purchase of subordinated notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the subordinated notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the subordinated notes. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by-e-mail through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of subordinated notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the subordinated notes offered hereby. Any such short positions could adversely affect future trading prices of the subordinated notes offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

VALIDITY OF NOTES

The validity of the subordinated notes offered hereby and certain other matters relating to this offering will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and Barley Snyder LLP, Lancaster, Pennsylvania. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon certain matters relating to this offering for the underwriters.

EXPERTS

KPMG LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus supplement and in the accompanying prospectus. Our consolidated financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated by reference in reliance on KPMG LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

of

FULTON FINANCIAL CORPORATION

Fulton Financial Corporation from time to time may offer to sell the securities identified above in one or more offerings. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement to this prospectus.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “FULT.”

Investing in our securities involves risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors” on page 4 of this prospectus, and in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, both of which are incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency nor are they obligations of, or guaranteed by, a bank.

We may offer and sell the securities directly, through one or more agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

Prospectus dated July 30, 2014

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. The Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. The prospectus does not contain all information included in the registration statement. You may review a copy of the registration statement at the SEC’s Public Reference Room as well as through the SEC’s internet site, as described below. Under this shelf registration process, we may offer and sell the securities identified in this prospectus in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information”.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Fulton Financial”, “we”, “us”, “our” or similar references mean Fulton Financial Corporation, excluding its consolidated subsidiaries, and all references in this prospectus to the “Corporation” mean Fulton Financial Corporation, together with its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates by reference, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions (some of which are beyond the Corporation’s control and ability to predict), may include projections of the Corporation’s future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results. These statements are not guarantees of future performance and are only predictions based on our current expectations and projections about future events. Among the important factors that could cause the Corporation’s actual financial condition and results of operations, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are the factors disclosed under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 3, 2014, and under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 12, 2014, as such factors may be updated from time to time in our periodic filings with the SEC, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. Forward-looking statements speak only as of the date on which such statements are made. Except as required by law, the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Forward-looking statements include, but are not limited to, statements about:

•	the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand;

•	increases in non-performing assets, which may require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets;

•	the effects of market interest rates, particularly a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income;

•	capital and liquidity strategies, including the Corporation’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), and the Corporation’s ability to generate capital internally or raise capital on favorable terms;

•	investment securities gains and losses, including other-than-temporary declines in the value of securities which may result in charges to earnings;

•	the impact of non-interest income growth, including the impact of potential regulatory changes;

•	the impact of increased regulatory scrutiny of the banking industry;

•	the effects of the increasing time and expense associated with regulatory compliance and risk management;

•	the additional time, expense and investment required to comply with, and the restrictions on potential growth and investment activities resulting from, the issuance of enforcement orders by federal bank regulatory agencies;

•	the Corporation’s ability to manage the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd-Frank Act;

•	the impact of operational risk, i.e. the risk of loss resulting from human error, inadequate or failed internal processes and systems, outsourcing arrangements, compliance and legal risk and external events;

•	the Corporation’s ability to manage the level of non-interest expenses, including salaries and employee benefits expenses, operating risk losses, amortization of intangible assets and goodwill impairment;

•	the Corporation’s ability to keep pace with technological changes and to identify and to address cyber-security risks;

•	the effects of competition on rates of deposit, loan growth and net interest margin; and

•	any damage to the Corporation’s reputation resulting from developments related to any of the items identified above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Fulton Financial, that file electronically with the SEC. The address of that site is http://www.sec.gov. Fulton Financial’s Internet address is http://www.fult.com. The information on these web sites is not a part of this prospectus.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future (File No. 0-10587) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the completion of the offering of securities under this prospectus (other than information in such additional documents that is deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, to be “furnished” and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed with the SEC on May 12, 2014;

•	Current Reports on Form 8-K, filed on March 24, 2014, May 12, 2014, June 17, 2014, July 18, 2014 and July 22, 2014; and

•	The description of Fulton Financial common stock contained in our registration statement on Form 8-A filed with the Commission on July 3, 1989, as amended.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

(717) 291-2411

ABOUT FULTON FINANCIAL CORPORATION.

Fulton Financial Corporation, incorporated in 1982 under the laws of Pennsylvania, is a financial holding company headquartered in Lancaster, Pennsylvania. Fulton Financial directly owns 100% of six community banks and ten non-bank entities. Fulton Financial’s six wholly owned banking subsidiaries provide a full range of retail and commercial financial services in Pennsylvania, Delaware, Maryland, New Jersey and Virginia. At December 31, 2013, the Corporation had approximately 3,620 full-time equivalent and employees consolidated total assets of $16.9 billion.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

CONSOLIDATED EARNINGS RATIOS

The table below provides the Corporation’s consolidated earnings ratios as described below for the periods shown.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges
Excluding interest on deposits	5.35	4.93	5.08	5.11	4.46	3.45	1.98
Including interest on deposits	3.70	3.18	3.39	2.98	2.40	1.90	1.33
Ratio of earning to combined fixed charges and preference dividends
Excluding interest on deposits	5.35	4.93	5.08	5.11	4.46	2.80	1.62
Including interest on deposits	3.70	3.18	3.39	2.98	2.40	1.75	1.24

SUMMARY OF THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell shares of our common stock, par value $2.50 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, with no par value, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, in each case, with the specific terms and conditions set forth in a supplemental indenture or company order. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in one or more series under the applicable indenture to be entered into between Fulton Financial Corporation and Wilmington Trust, National Association, as trustee. The form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from, or to sell to, us, and obligating us to sell to, or to purchase from, the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The applicable prospectus supplement will describe the terms of the purchase contracts, including, if applicable, collateral or depositary arrangements.

Units

We may issue units consisting of one or more purchase contracts and beneficial interests in any of our securities described in the applicable prospectus supplement, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Barley Snyder LLP, Lancaster, Pennsylvania and Sullivan  & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Fulton Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$100,000,000

4.50% Subordinated Notes due 2024

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Jefferies

Co-Manager

SANDLER O’NEILL + PARTNERS, L.P.

November 12, 2014